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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Truher                    James                      W.
________________________________________________________________________________
   (Last)                            (First)              (Middle)

     12626 High Bluff Drive
________________________________________________________________________________
                                    (Street)

     San Diego             CA                      92130
________________________________________________________________________________
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     2/24/00
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name AND Ticker or Trading Symbol

     Ubrandit.com, Inc. / UBI
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                          3. Ownership Form:
                               2. Amount of Securities       Direct (D) or
1. Title of Security              Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     (Instr. 4)                 (Instr. 5)            (Instr. 4)
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
Common Stock, ($.001 par value)   -0-
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 1473 (3-99)


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FORM 3 (continued)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
1999 Stock Option and
Incentive Plan            8/5/2000(1)   8/5/2004   Common Stock           7,500 *       $4.69          D
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1999 Stock Option and
Incentive Plan           2/24/2001(2)  2/24/2006   Common Stock           8,000         $3.50          D
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1999 Stock Option and
Incentive Plan           2/24/2002(2)  2/24/2007   Common Stock           8,000         $3.50          D
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1999 Stock Option and
Incentive Plan           2/24/2003(2)  2/24/2008   Common Stock           8,000         $3.50          D
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1999 Stock Option and
Incentive Plan           2/24/2004(2)  2/24/2009   Common Stock           8,000         $3.50          D
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1999 Stock Option and
Incentive Plan           2/24/2005(2)  2/24/2010   Common Stock           8,000         $3.50          D
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
Explanation of Responses:

1 An option to purchase 7,500 shares of common stock was granted on 8/5/99 and will be fully vested on 8/5/2000.

2 A total of 40,000 shares were granted as options to the reporting person under the 1999 Stock Option and Incentive Plan on February 24, 2000. The shares vest in 5 equal increments over a period of 5 years and expire 5 years after vesting.



/S/ James W. Truher                                          June 16, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
            JAMES W. TRUHER

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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